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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                EQUITRAC CORPORATION ANNOUNCES MANAGEMENT BUY-OUT

         Coral Gables, Florida, February 17, 1999 - Equitrac Corporation (Nasdaq/NM: ETRC) and Cornerstone Equity Investors, LLC today announced that they have entered into a definitive merger agreement under which an affiliate of Cornerstone, together with certain members of management, will acquire Equitrac in a recapitalization transaction for $25.25 per share in cash.

         Pursuant to the merger and recapitalization agreement, Cornerstone will acquire all of the outstanding shares of common stock of Equitrac, other than certain shares held by John Kane, George Wilson and certain other members of senior management, for $25.25 per share in cash, or approximately $100 million. On Tuesday, February 16, 1999, the last reported sales price of common stock of Equitrac was $20.125. The Board of Directors of Equitrac and a special independent committee of the Board have unanimously approved the merger and recapitalization agreement. Prudential Securities Incorporated has rendered a fairness opinion to the special independent committee in connection with the transaction. The transaction is subject to the approval of Equitrac's shareholders, the expiration of the waiting period under applicable antitrust laws, and other customary conditions. It is expected that the transaction will be consummated by May 31, 1999.

         "Over the past several months, our Board of Directors has considered various alternatives to maximize shareholder value, including possible strategic alliances and the sale of the Company," stated George Wilson, Equitrac's President and Chief Executive Officer. "We are excited about the Cornerstone transaction because it allows our public shareholders an opportunity to realize a premium for their shares. The transaction also allows Equitrac to remain an independent company with substantial financial resources, which is a positive for our customers and employees."

         "Equitrac is a well run company with excellent products and services," stated Stephen L. Larson, Managing Director of Cornerstone. "Based on the vision and commitment of the management team and the strong demand for cost recovery and expense management products, we believe Equitrac will grow significantly over the next decade."

         Equitrac is a leading provider of computer system solutions to manage office equipment resources. The Company's products are designed to allow users to automatically track, record and report usage of office equipment. Equitrac's wireless meter-reading products provide an automated system for copier dealers and manufacturers to collect meter readings for photocopier lease and maintenance programs based on cost per copy contracts.


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         Cornerstone Equity Investors, LLC, the general partner of Cornerstone
Equity Investors IV, LP, based in New York, is one of the largest private equity groups in the United States with more than $1.2 billion in aggregate committed capital. The firm specializes in sponsoring management buyouts of growth companies in the business services, technology, healthcare and consumer products industries. Cornerstone information is available via its homepage at www.cornerstone-equity.com.

         This press release does not constitute "proxy solicitation material" within the meaning of Regulation 14A and Schedule 14A of the Securities Exchange Act of 1934, as amended.







CONTACT:

Equitrac Corporation
George Wilson, President and CEO
(305-442-2060)